================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                 SCHEDULE 14D-9

                     SOLICITATION/RECOMMENDATION STATEMENT
                      PURSUANT TO SECTION 14(d)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

                         EXIDE ELECTRONICS GROUP, INC.
                           (NAME OF SUBJECT COMPANY)

                         EXIDE ELECTRONICS GROUP, INC.
                       (NAME OF PERSON FILING STATEMENT)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                (AND ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                         (TITLE OF CLASS OF SECURITIES)

                                 302052 6 10 5
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                     SERIES G CONVERTIBLE PREFERRED STOCK,
                            PAR VALUE $.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                 NOT AVAILABLE
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                  WARRANTS TO PURCHASE SHARES OF COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)

                                 302052 6 11 3
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                            ------------------------

                           NICHOLAS J. COSTANZA, ESQ.
                 VICE PRESIDENT, CHIEF ADMINISTRATIVE OFFICER,
                         GENERAL COUNSEL AND SECRETARY
                         EXIDE ELECTRONICS GROUP, INC.
                              8609 SIX FORKS ROAD
                         RALEIGH, NORTH CAROLINA 27615
                                 (919) 872-3020
                 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICE AND COMMUNICATIONS
                   ON BEHALF OF THE PERSON FILING STATEMENT)

                                    Copy To:

                              DAVID M. SILK, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                              51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 403-1000

================================================================================

ITEM 1.  SECURITY AND SUBJECT COMPANY.

     This Amendment No. 1 to Schedule 14D-9 Solicitation/Recommendation Statement amends and supplements the Schedule 14D-9 Solicitation/Recommendation Statement (as amended or supplemented from time to time, the "Schedule 14D-9") filed by Exide Electronics Group, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on October 20, 1997. This Schedule 14D-9 is related to the BTR Offer.

ITEM 8.  ADDITIONAL INFORMATION TO BE FURNISHED.

     On November 4, 1997, the Company filed with the Commission and mailed to Shareholders an Information Statement pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. A copy of such Information Statement is filed as Exhibit 36 to this Schedule and is incorporated herein by reference. The information contained in the Information Statement amends and supplements the information contained in Items 3 and 6 of this Schedule 14D-9.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

     Exhibit 36 -- Exide Electronics Group, Inc. Information Statement filed with the Commission and mailed to stockholders on November 4, 1997. (33)
---------------
(33) Incorporated by reference to the Company's Information Statement pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder filed with the Commission on November 4, 1997.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                          EXIDE ELECTRONICS GROUP, INC.

                                          By:     /s/ MARTY R. KITTRELL
                                            ------------------------------------
                                              Name: Marty R. Kittrell
                                              Title: Vice President and Chief
                                              Financial Officer
Dated: November 4, 1997

                                        3